As filed with the Securities and Exchange Commission on November 20, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SailPoint Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1628077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11305 Four Points Drive, Building 2,

Suite 100

Austin, Texas 78726

(Address, including zip code of Registrant’s principal executive offices)

SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan

SailPoint Technologies Holdings, Inc. Amended and Restated 2015 Stock Option and Grant Plan

SailPoint Technologies Holdings, Inc. 2015 Stock Incentive Plan

SailPoint Technologies Holdings, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Christopher Schmitt

General Counsel

SailPoint Technologies Holdings, Inc.

11305 Four Points Drive, Building 2, Suite 100

Austin, Texas 78726

(512) 346-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Shane Tucker

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, TX 75201

(214) 220-8400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the 2017 Plan	8,856,876	$14.00	$123,996,264	$15,438
Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the 2015 Option Plan	1,714,334	$14.00	$24,000,676	$2,989
Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the 2015 Incentive Plan	748,100	$14.00	$10,473,400	$1,304
Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the ESPP	1,771,375(3)	$14.00	$24,799,250	$3,088

(1)	Represents shares of common stock, par value $0.0001 per share (the “Common Stock”), of SailPoint Technologies Holdings, Inc. (the “Registrant”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.
(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price of the Common Stock being registered hereby for issuance pursuant to the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan (the “2017 Plan”), the SailPoint Technologies Holdings, Inc. Amended and Restated 2015 Stock Option and Grant Plan (the “2015 Option Plan”) and the SailPoint Technologies Holdings, Inc. 2015 Stock Incentive Plan (the “2015 Incentive Plan”) have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for a share of Common Stock as reported on the New York Stock Exchange on November 17, 2017.
(3)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the SailPoint Technologies Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide to all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-221036) on November 17, 2017, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-221036), originally filed with the Commission on October 20, 2017;

(b)	All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Registration Statement on Form S-1 referred to in (a) above; and

(c)	The description of the Common Stock included under the caption “Description of Capital Stock” contained in the Prospectus included in the Registrant’s Registration Statement on Form S-1 (File No. 333-221036) originally filed with the Commission on October 20, 2017, which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A (File No. 001-38297) , filed with the Commissions on November 15, 2017, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The registrant’s charter and bylaws contain provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Registrant’s bylaws provide that it will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of its directors or officers or is or was serving at its request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s bylaws provide that it may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of its employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s bylaws also provide that it must advance expenses incurred by or on behalf of a director or executive officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant has entered into or will enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.

The limitation of liability and indemnification provisions that are included in the Registrant’s charter and bylaws and in indemnification agreements that it has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by it to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

The 2017 Plan provides that the committee that administers the Plan (the “Committee”) and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Registrant or any of its affiliates, the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. The 2017 Plan, the 2015 Option Plan and the ESPP provide that members of the Committee and any officer or employee of the Registrant or any of its affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Form of Third Amended and Restated Certificate of Incorporation of SailPoint Technologies Holdings, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.2	Form of Second Amended and Restated Bylaws of SailPoint Technologies Holdings, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.3*	SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan.

4.4	Form of Notice of Grant of Stock Option under the SailPoint Technologies, Inc. 2017 Long Term Incentive Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.5	Form of Stock Option Agreement under the SailPoint Technologies, Inc. 2017 Long Term Incentive Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.6	Form of Notice of Stock Option Exercise under the SailPoint Technologies, Inc. 2017 Long Term Incentive Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.7	Form of Notice of Grant of Restricted Stock Units under the SailPoint Technologies, Inc. 2017 Long Term Incentive Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.8	Form of Restricted Stock Unit Agreement under the SailPoint Technologies, Inc. 2017 Long Term Incentive Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.9	Form of Amended and Restated Early Exercise Incentive Stock Option Agreement under the SailPoint Technologies Holdings, Inc. Amended and Restated 2015 Stock Option Plan, by and among SailPoint Technologies Holdings, Inc. and Howard Greenfield (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.10	Form of Early Exercise Incentive Stock Option Agreement under the SailPoint Technologies Holdings, Inc. Amended and Restated 2015 Stock Option Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.11	Form of SailPoint Technologies Holdings, Inc. Amended and Restated 2015 Stock Option and Grant Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.12	Form of Non-qualified Stock Option Agreement under the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (Time and Performance Vesting) (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.13	Form of Non-qualified Stock Option Agreement under the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (Time-Based Vesting) (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.14	Form of Incentive Stock Option Agreement under the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (Time and Performance Vesting) (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.15	Form of Incentive Stock Option Agreement under the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (Time-Based Vesting) (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.16	Form of Restricted Stock Agreement under the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (Time and Performance Vesting) (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.17	Form of Restricted Stock Agreement under the SailPoint Technologies Holdings, Inc. 2015 Stock Option and Grant Plan (Time-Based Vesting) (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.18	SailPoint Technologies Holdings, Inc. 2015 Stock Incentive Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.19	Form of Notice of Option Grant under the SailPoint Technologies Holdings, Inc. 2015 Stock Incentive Plan. (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.20	Form of SailPoint Technologies Holdings, Inc. Employee Stock Purchase Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.21	Form of Notice of Grant of Restricted Stock Units (Non-Employee Directors) under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

4.22	Form of Restricted Stock Unit Agreement (Non-Employee Directors) under the SailPoint Technologies Holdings, Inc. 2017 Long Term Incentive Plan (incorporated by reference to the Registrant’s Registration Statement on Form S-1/A (File No. 001-221036) filed with the Commission on November 6, 2017).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

* Filed Herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 16, 2017.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Mark McClain
	Name:	Mark McClain
	Title:	Chief Executive Officer
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark McClain, Cam McMartin and Christopher Schmitt and each of them acting alone, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on November 16, 2017.

Signature	Title

/s/ Mark McClain	Chief Executive Officer and Director
Mark McClain	(Principal Executive Officer)

/s/ Cam McMartin	Chief Financial Officer
Cam McMartin	(Principal Financial Officer)

/s/ Thomas Beck	Vice President, Finance
Thomas Beck	(Principal Accounting Officer)

/s/ Marcel Bernard	Director
Marcel Bernard

/s/ William Gregory Bock	Director
William Gregory Bock

/s/ Seth Boro	Director
Seth Boro

/s/ James Michael Pflaging	Director
James Michael Pflaging

/s/ Kenneth J. Virnig, II	Director
Kenneth J. Virnig, II